UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 25, 2026

Contango Silver & Gold Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-35770	27-3431051
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

516 2nd Avenue, Suite 401 Fairbanks, Alaska	99701
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (907) 388-7770

Contango ORE, Inc.

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01 per share	CTGO	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

This is an amendment to Item 5.02 of the Current Report on Form 8-K that was filed by Contango Silver & Gold Inc. (the “Company”) on March 27, 2026 (the “Original Form 8-K”), which reported that, pursuant to the Arrangement Agreement (the “Arrangement Agreement”) the Company entered into on December 7, 2025 with Dolly Varden Silver Corporation (“Dolly Varden”), the Company’s Board of Directors (the “Board”), at the effective time of the statutory plan of arrangement between the Company and Dolly Varden, appointed Shawn Khunkhun, as President of the Company and appointed Mr. Khunkhun, Forrester (Tim) Clark and Darren Devine as directors of the Company. This Amendment No. 1 to the Original Form 8-K (this “Form 8-K/A”) is being filed to disclose: (i) Mr. Khunkhun’s entry into an employment agreement with the Company, (ii) the appointment of Messrs. Clark and Devine to certain committees of the Board and (iii) the Board’s establishment of an Environmental, Health, Safety and Technical Committee. Except as disclosed below, this Form 8-K/A does not otherwise amend the Original Form 8-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Officers.

On April 3, 2026, the Company and Mr. Khunkhun entered into an employment agreement (the “Employment Agreement”), with retroactive effect as of March 25, 2026, outlining the terms of Mr. Khunkhun’s service as the President of the Company.

Pursuant to his Employment Agreement, Mr. Khunkhun will receive a base salary of $450,000 per annum. Mr. Khunkhun will be entitled to receive short-term incentive plan and long-term incentive plan bonuses and awards that will be paid in the form restricted stock units and/or options, which will be set forth in plans and agreements adopted, or to be adopted, by the Board. He will also receive 12 months of his regular base salary, all bonus amounts paid in the 12 months preceding the termination, and reimbursement for the premiums reasonably necessary to obtain individual health insurance coverage for 12 months following the termination or the date he becomes eligible for group health insurance coverage through subsequent employment as severance benefits in the event that his employment with the Company is terminated by the Company other than for just cause or he resigns due to a material, uncured breach of the Employment Agreement by the Company. He is also entitled to enhanced severance benefits if he terminates his employment within 30 days following a change of control. Any payment of severance benefits to him under the Employment Agreement is conditioned on his delivery of a full and final release of all actions and claims in favor of the Company and his compliance with all applicable restrictive covenants under his Employment Agreement.

The above summary of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1, and incorporated herein by reference.

(d) Election of New Directors.

On April 2, 2026, at a meeting of the Board, the Board appointed Mr. Clark to serve on the Audit Committee and Nominating and Corporate Governance Committee and Mr. Devine to serve on the Compensation Committee and Nominating and Corporate Governance Committee, effective immediately. The Board has determined that Mr. Clark is independent for purposes of the Audit Committee under the Company’s Corporate Governance Guidelines, the listing standards of the NYSE American and the rules of the Securities and Exchange Commission.

Also on April 2, 2026, at a meeting of the Board, the Board established an Environmental, Health, Safety and Technical Committee (the “EHST Committee”). On such date, the Board appointed Brad Juneau, Clynton Nauman and Rick Van Nieuwenhuyse to serve on the EHST Committee. The EHST Committee was formed for the purpose of (i) identifying, evaluating, and monitoring environmental, health, safety and technical trends, issues and concerns that could affect the Company’s business activities and performance, and (ii) developing recommendations to the Board for the formulation and adoption of policies, programs and practices to address such trends, issues and concerns.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Employment Agreement, dated April 3, 2026.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONTANGO SILVER & GOLD INC.

Date: April 8, 2026	By:	/s/ Mike Clark
Chief Financial Officer and Secretary